Exhibit 10.2

ROGERS CABLE COMMUNICATIONS INC.

- and –

CANCABLE INC.

for the provision of

INSTALLATION ACTIVITIES AND SERVICE ACTIVITIES
(using ROGERS FSMS TECHNOLOGY)

MASTER INSTALLATION AND SERVICE AGREEMENT

DATED AS OF THE 1st DAY OF SEPTEMBER, 2005

MASTER INSTALLATION AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 1st day of September, 2005, between Rogers Cable Communications Inc. ("Rogers"), a corporation incorporated under the laws of Canada and having its principal place of business at 333 Bloor St. East, Toronto, ON M4W 1G9 and Cancable Inc. (the "Contractor"), a corporation incorporated under the laws of Ontario and having its principal place of business at 2321 Fairview Street, Burlington, Ontario, L7R 2E3.

RECITALS:

A. Rogers wishes to retain the Contractor to perform certain Installation Activities and Service Activities (as defined herein) for Rogers on the terms and conditions hereinafter set out.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rogers and the Contractor agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. The following terms shall apply to this Agreement and shall have the meanings set forth below, unless the context requires otherwise:

"Acceptance" means when the Work has been completed by the Contractor, and, whenever possible, demonstrated satisfactorily to the customer. Acceptance also includes the correction of any installation and/or service deficiency that may be found at the Site (as defined herein), with special emphasis upon the elimination of any worn or corroded Materials (as defined herein) that are likely to lead to service problems in the future.

"Actual Fees" for a particular calendar year means the fees (excluding taxes) accrued for Work performed for Rogers and its Affiliates pursuant to this Agreement during such calendar year, whether on not the invoices for such work have been issued in such calendar year.

"Affiliate(s)" means, with respect to any person or corporation, any entity that directly or indirectly controls or is controlled by or is under direct or indirect common control with the person or corporation, or any entity which is directly or indirectly controlled by an entity which controls the person or corporation.

"Agreement" means this Agreement, including the Schedules to this Agreement, as it or as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular article, section or other portion of this Agreement.

"Anticipated Spend" means with respect to each calendar year, or part thereof, the amount determined by Rogers as the anticipated aggregate fees (excluding taxes) that Rogers and its Affiliates' will incur for Work performed by the Contractor pursuant to this Agreement during such period. Rogers shall inform the Contractor of the Anticipated Spend for each calendar year, or part thereof, generally not less than sixty (60) days prior to the start of each such calendar year, provided that the Anticipated Spend for the remainder of the 2005 calendar year shall be

"Business Day" means Monday to Friday, inclusive, except statutory or civic holidays observed in the Province of the Place of the Work and any other holidays observed by the industry at the Place of the Work.

"Consignment" means the act of Rogers providing to the Contractor various materials, including Devices, (as defined herein) to be utilized in the performance of Work under this Agreement.

"Contract Price" is the amount set out in or calculated in accordance with Schedule 3 of the Agreement.

"Contractor" means Cancable Inc.

"Customer Business Unit" or **"(CBU)"** means the Rogers operating division for which the Work is being provided under the terms of this Agreement, as set out in Schedule 3.

"Customer Service Manager" means a person appointed by Rogers to represent Rogers, whose duties may include general direction and guidance to the Contractor in the performance of the Work and Inspection and Acceptance of the Work.

"Day or **Days"** means calendar day(s).

"Devices" collectively, means "Digital Set Top Boxes," "Converters", "Descramblers," "Handheld Controllers," keyboards, modems, and other terminal devices as may be used by Rogers for provision of services to customers.

"Effective Date" means the date first written above.

"Inspection" means the inspection of the Work, or a portion thereof, as outlined in ARTICLE 7 - REJECTED WORK, Section 7.1 - Inspection of Work.

"Installation Activities" means the installation activities performed by the Contractor in completion of the Work required on the Work Order.

"Materials" means any and all cable or related components used by the Contractor in completion of the Service Activities (as defined herein).

"Other Contractors" means contractors and material suppliers that Rogers may retain in respect of the performance of similar work.

"Party" or **"Parties"** means either Rogers or the Contractor (as the context indicates) if used in the singular and both Rogers and the Contractor if used in the plural.

"Place of the Work" means a designated address or location of the Work, as identified in the Work Order (as defined herein).

"Products" means materials used in completion of the Work, but does not include tools and equipment used to prepare and/or complete the Work.

"Rejection Amount" means an amount equal to the aggregate of (A) any amounts that would otherwise have been paid to Contractor for Work Orders which have not been performed by Contractor in breach Section 2.1 of this Agreement, and (B) (i) withheld payments, (ii) reductions in payments, and (iii) amounts charged to Contractor, in accordance with Section 7.2 below with respect to performed Work which is not satisfactory.

"Schedules" means Schedules "1", "2", "3" ,"4", "5" and "6" which are incorporated into and form part of this Agreement.

"Service Activities" means the service activities performed by the Contractor in completion of the Work required on the Work Order.

"Site(s)" means a particular location, or locations, as designated by Rogers, from time to time, where all or a portion of the Work will be performed.

"Specifications" means the detailed specifications for performing the Work listed or described in Schedule "1" to this Agreement, as amended from time to time by Rogers.

"System" shall mean Rogers' communications systems.

"Targeted Spend" means an amount that is equal to **seventy-five (75.00%) percent** of the amount of the Anticipated Spend for the applicable calendar year, or part thereof.

"Work" means the activity undertaken at a Site(s), as set out in the Work Order.

"Work Order" means each Rogers' work order relating to Installation Activities and/or Service Activities, as provided to the Contractor which may, in Rogers' sole discretion, but without obligation, set out the location(s) of the Site(s) of the Work, describe the Work to be performed, and establish the time at which the Work is to be performed. A Work Order may be distributed in paper format, mobile radio message format, computerized message format (FSMS, etc.) or any other format as determined by Rogers.

1.2 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action, as the case may be, shall be made or taken on the next Business Day thereafter.

1.3 Currency. Unless otherwise stated, all dollar amounts referred to in this Agreement are in Canadian dollars.

1.4 Remedies Cumulative. Notwithstanding any other provision of this Agreement and, unless otherwise expressly stated herein, all rights and remedies of the Parties under this Agreement are in addition to Rogers' other rights and remedies and are cumulative, not alternative.

1.5 Schedules to the Agreement. This Agreement includes and incorporates the following Schedules:

Schedule "1" – Specifications
Schedule "2" – Statement of Work
Schedule "3" – Installation Task Code Fees for each CBU covered by this Agreement
Schedule "4" – Tools Schedule
Schedule "5" – Rogers Approved Wireless Units
Schedule "6" – Performance

1.6 Agreement and Schedule Amendment and Supplement. This Agreement, may not be amended or supplemented except by mutual written agreement of at least two authorized representatives of the Parties. Any such agreement shall expressly state that it is intended to amend or supplement, as the case may be, this Agreement. The foregoing does not apply to the Schedules to this Agreement which may be amended from time to time by Rogers, upon thirty (30) Days prior written notice to the Contractor.

ARTICLE 2

SUPPLY OF SERVICES AND FEES

2.1 Supply of Services. The Contractor shall perform the Work required by this Agreement and as set out in Schedule "1", Schedule "2" and in accordance with Schedule "6" and the Work Order, in a good and workmanlike fashion, and subject to and in accordance with the terms and conditions herein. Contractor shall perform Work required to complete all Work Orders provided by Rogers to Contractor pursuant to this Agreement and, for greater certainty, such obligation to perform the Work Orders shall not

be subject to acceptance by the Contractor on a Work Order by Work Order basis. In no event shall Rogers be liable to the Contractor for any special, indirect, incidental or consequential damages of any nature, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit, as a result of a change to the volume or nature of the Installation Activities and/or the Service Activities.

2.2 Services Fees and Taxes. The Contractor will perform the Work for the fees set out in Schedule "3" hereto and Rogers shall pay the Contractor, in accordance with same, and in accordance with the terms and conditions of this Agreement, and such fees may be amended from time to time in accordance with the provisions of this Agreement. The fees set forth in Schedule "3" exclude all applicable taxes, both federal and provincial, and Rogers shall pay and the Contractor shall remit same to all applicable taxing authorities as required by law. Notwithstanding any other provision of this Agreement, Rogers shall be entitled to withhold from all fees payable to the Contractor hereunder all applicable withholding taxes and to remit same to all applicable taxing authorities as required by law.

In addition, Rogers shall remit to the Contractor any compensation to which the Contractor is entitled, pursuant to any technician rewards program established by Rogers in which the Contractor participates, as such program may apply to the performance of the Work under this Agreement.

2.3 Under Capacity Fees.

2.4 Extra Capacity Fees.

ARTICLE 3

DOCUMENTS

3.1 Copies of Documents. Rogers shall provide the Contractor, without charge, with sufficient copies of this Agreement and the Schedules to perform the Work.

3.2 Words and Abbreviations. Words and abbreviations that have well known technical or trade meanings are used in this Agreement and the Schedules in accordance with such recognized meanings.

3.3 Conflict Within Documents.

1. If there is a conflict between the Agreement, the Work Order and the Schedules then the order of priority of documents, from highest to lowest, shall be:

    - this Agreement
    - the Schedules
    - the Work Order

2. If there is a conflict between drawings then drawings of larger scale shall govern over those of smaller scale of the same date.

3. If there is a conflict in dimensions then dimensions shown on drawings shall govern over dimensions scaled from drawings, even though they may differ.

4. If there is a conflict between documents then later dated documents shall govern over earlier documents of the same type.

3.4 **Use of Drawings and Specifications.** Drawings and Specifications and copies thereof furnished by Rogers are and shall remain the property of Rogers, with the exception of the signed sets belonging to each Party to this Agreement. Such documents are to be used only with respect to the Work and are not to be used for other work. Such documents are not to be copied or revised in any manner without the prior written authorization of Rogers.

3.5 **No Contractual Relationship with Subcontractors.** Nothing contained in this Agreement shall create any contractual relationship between Rogers and a subcontractor, supplier of the Contractor or their respective agents, employees or other persons performing any of the Work ("Subcontractors").

ARTICLE 4

CUSTOMER SERVICE MANAGER

4.1 **Customer Service Manager.** Rogers shall have the right to appoint a Customer Service Manager, who may or may not be an employee of Rogers, to furnish general direction and guidance in connection with the performance of the Work and to inspect and determine Acceptance of the entirety of the Work, or any portion thereof. If Rogers appoints a Customer Service Manager, the Contractor shall direct all inquiries, including inquiries about the Specifications, Products or any drawings, to the Customer Service Manager. The Customer Service Manager shall have the right to inspect, at any time, the quality and progress of the Work. The Contractor agrees to furnish the Customer Service Manager with all necessary information to allow the inspection task to be performed efficiently and effectively. The Customer Service Manager shall not unduly interfere with the progress of the Work.

ARTICLE 5

ADMINISTRATION OF THE AGREEMENT

5.1 **Rogers to Administer Agreement.** Rogers shall provide administration of this Agreement.

5.2 **Rogers Not Responsible for the Means of Work performed, etc.** Rogers, or the Customer Service Manager, shall not be responsible for and will not have control or charge of means, methods, techniques, sequences or procedures used in completing the Work, or for safety precautions and programs required for the Work in accordance with the applicable construction safety legislation, other regulations or general construction practice. Rogers or the Customer Service Manager shall not be responsible for or have control or charge over the acts or omissions of the Contractor, suppliers or their agents, employees or any other persons performing any portion of the Work.

5.3 **Interpretation of the Agreement.** Rogers shall be, in the first instance, the interpreter of the requirements of this Agreement and shall make findings as to the performance thereunder by both Parties.

5.4 **Payments.** Rogers shall make payments as provided in ARTICLE 9 – INVOICING AND PAYMENT.

5.5 **Authority to Reject Work.** Rogers or the Customer Service Manager shall have authority to reject all or part of the Work which, in their opinion, does not conform to the requirements of this Agreement as provided in ARTICLE 7 – REJECTED WORK. Whenever they consider it necessary or advisable they will have the authority to require special inspection or testing of the Work, whether or not such Work has been completed.

5.6 **Inspections.** Rogers or the Customer Service Manager shall conduct inspections to determine Acceptance of the Work in accordance with the requirements of ARTICLE 9 – INVOICING AND PAYMENT.

5.7 **Warranties.** The Contractor shall provide to Rogers all written warranties and related documents in connection with the Work.

ARTICLE 6

ADDITIONAL INSTRUCTIONS

6.1 Additional Instructions. During the progress of the Work, Rogers or the Customer Service Manager may furnish to the Contractor such additional instructions to supplement this Agreement as may be necessary for the performance of the Work. Additional instructions may be in the form of specifications, drawings, samples or other instructions written or verbal or delivered by a Work Order.

ARTICLE 7

REJECTED WORK

7.1 Inspection of Work. The Customer Service Manager may arrange for the Inspection of the Work, or a portion thereof, and shall arrange to complete such Inspection(s) within 15 Days of the completion of the Work. Rogers shall notify the Contractor, within 5 Business Days of completion of the Inspection of the Work, of any deficiencies in the Work or the supporting documentation. Should the Work not be in accordance with this Agreement or Schedules (including the Specifications) or applicable Work Order, Rogers may reject the Work performed, or a portion thereof, and may give the Contractor directions as set out in Section 7.2

The Contractor shall review the Work at a minimum of 5% of completion intervals and shall provide detailed weekly/monthly reports to Rogers, in a form satisfactory to Rogers, with respect to all reviews completed.

7.2 Rejected Work. Upon determination by Rogers or the Customer Service Manager, acting reasonably and in good faith, that any of the Work or "Key Business Indicators" completed by the Contractor are not satisfactory as set out in Section 7.1 above, and/or Schedule 6, Rogers shall have the right to:

(a) direct that the Contractor return to the Site and perform required remedial work, and,

(b) withhold payment for that portion of any Work performed as submitted on the Work Order that is unsatisfactory; and,

(c) alter payment for that portion of any Work performed as submitted on the Work Order that is unsatisfactory; and,

(d) charge the Contractor $40.00 for each time remedial Work is required.

7.3 Contractor to Remove or Re-Execute Defective Work. At Rogers' direction, the Contractor shall remove from the Place of the Work and replace or re-execute defective Work that has been rejected by Rogers or the Customer Service Manager as failing to conform to this Agreement, within five (5) Business Days of receipt of written notice from Rogers or the Customer Service Manager that the Work has been rejected.

7.4 Contractor to Make Good Damage. The Contractor shall, within five (5) Business Days, make good promptly the work of other parties destroyed or damaged by such removals or replacements, in accordance with Article 7.3, at the Contractor's sole expense.

ARTICLE 8

FIELD SERVICE MANAGEMENT SYSTEM ("FSMS")

8.1 Requirement for Use of FSMS System. The Contractor shall install the FSMS hardware and software in 100% of its installation and service vehicles, to be used for the in-field / on-site completion of Installation Activities and Service Activities. Each technician performing the Work must have a unit, with

the FSMS hardware and software installed ("Unit") prior to receiving and while performing the Work. Failure by the Contractor to ensure that each technician is in compliance with the foregoing, may, at the sole discretion of Rogers, result in a reduction of volume of the Work and Rogers shall be entitled to revise the amount of the Anticipated Spend (and, therefore, the Targeted Spend) for the applicable calendar year accordingly. The Contractor agrees to install the FSMS system in accordance with the terms outlined below.

8.2 Payment for FSMS Access. The Contractor agrees to pay Rogers an upfront fee, for software licensing and access, for each newly purchased Unit, desktop and/or dispatch terminal (as set out Section 8.8,), in the amount of plus applicable taxes, prior to wireless activation on the Rogers System(s).

In the event that Rogers or the Contractor terminates this Agreement in accordance with ARTICLE 13 – TERMINATION prior to the end of the term, Rogers will reimburse the Contractor for the license, on a pro-rated basis. The pro rated amount, based upon the period remaining in this Agreement, will be calculated as the original fee paid by the Contractor to Rogers, divided by the number of months since the purchase date of the Unit.

8.3 Wireless Access Fees. The Contractor is solely responsible for the setup, activation and all monthly billing for any and all wireless fees associated with the Unit. The Contractor must notify Rogers prior to any wireless setup and/or activation activity.

8.4 Requirement for Wireless Hardware. To ensure that Rogers maintains consistency of all Devices on the System, as well as the ability to seamlessly upgrade and maintain Rogers' software, the Contractor shall purchase a Unit from a vendor on an approved vendor list as set out in Schedule "5". In addition, the Contractor shall be required to purchase and use a Rogers approved wireless adapter. Schedule "5" is subject to change, at Rogers' sole discretion, during the term of this Agreement, as a result of software and System(s) enhancements. The Contractor shall be provided with thirty (30) days prior written notice of any change to Schedule "5" by Rogers.

8.5 Installation of Software. Rogers will provide copies of the "Advantex Software" and other application software to the Contractor for the installation on the Unit.

8.6 Ownership. Upon expiration of the term of this Agreement, or termination thereof, Rogers will retain all rights to, and the ownership of, the "Advantex Software" and other application software as it may have been installed by the Contractor.

8.7 Terminal Maintenance and Repair. The Contractor will be responsible for maintenance and repair of the Units during the term of the Agreement. If the Units were purchased from Rogers, Rogers will coordinate any required maintenance with the supplier of the Unit and will extend, to the benefit of the Contractor, any warranties provided by that supplier. The Contractor shall reimburse Rogers for any out of warranty repair costs that may be incurred. If the Unit is not purchased from Rogers, all maintenance and repair will be the sole responsibility of the Contractor. Rogers will not absorb any operational or financial responsibility. It will be the Contractor's responsibility to ensure that any maintenance and repair of a Unit is conducted promptly and does not impact Rogers' day to day operations or the ability of the Contractor to perform the Work.

8.8 Dispatch Terminal. Should Rogers elect to provide dispatch capabilities to the Contractor, it is agreed that the Contractor will provide suitable computer(s), personnel and infrastructure at no cost to Rogers. Rogers will provide the necessary communications links and access to establish connectivity for the application systems. Rogers will provide all mandatory training / certification to support Rogers dispatching process adherence.

8.9 Virus Protection. The Contractor shall ensure that each Unit has up to date virus protection software that is configured properly to allow access of the "Advantex Software". Rogers will invoice the Contractor for any documented damages caused by the Contractor's non-compliance with this Section 8.9.

ARTICLE 9

INVOICING AND PAYMENT

9.1 **Invoices.** Installation Activities and Service Activities performed pursuant to a Work Order will be automatically invoiced to Rogers through the automated "Accounts Payable Interface" system operated by Rogers. Payment will be based upon the task codes used to complete the Work Order in conjunction with Schedule 3.

9.2 **Invoice Approval.** Rogers will complete all administrative approval or rejection of task codes, including any required inspections for Acceptance of the Work and will notify the Contractor, within 30 Days of submission to Rogers of an invoice, of any rejection or alteration of task codes from completed Work Orders and of any other disputes with the applicable invoice.

9.3 **Payment.** Subject to completion of the approvals described in Section 9.2, Rogers shall make payment to the Contractor, in Canadian dollars, within 30 Days from the date of the approval of an invoice by Rogers.

9.4 **Dispute of an Invoice.** In the event that Rogers disputes a task code, or payment, or an invoice for another reason or the Contractor disputes any amount withheld by Rogers, the Parties shall use all reasonable efforts to settle the dispute as quickly as possible.

9.5 **Dispute Resolution Time Limits.** Rogers will notify the Contractor of any disputed task codes within 30 Days of submission of a Work Order(s). The Contractor will notify Rogers of any disputed amounts paid or amounts not paid with 60 Days of Rogers' payment of a Work Order(s) or notification of rejection, whichever is later. Under no circumstances will Rogers negotiate or investigate any disputed amounts if it is not notified with 90 Days of Rogers' payment of a Work Order(s) or notification of rejection, whichever is later.

9.6 **Payment Not Acceptance.** No payment made by Rogers to the Contractor pursuant to this Agreement constitutes Acceptance of all or a part of the Work. Rogers specifically reserves the right to charge the Contractor for rejected work as outlined in ARTICLE 7 – REJECTED WORK.

9.7 **Right of Set-Off.** Rogers specifically reserves the right to set off payments to be made by Rogers to the Contractor pursuant to this Agreement for charges related to specific items identified in this Agreement. These items include, but are not limited to, the recovery of Schedule "2" costs, FSMS costs as set out in Section 8.2 and ARTICLE 15 - RESPONSBILITY FOR MATERIALS. Invoices with supporting documentation will be provided by Rogers to the Contractor 30 Days prior to any deduction from payment to the Contractor.

ARTICLE 10

SUBCONTRACTORS

10.1 **Subcontractors.** The Contractor shall not be entitled to use Subcontractors for any portion of the Work, unless the written consent of Rogers has been obtained.

ARTICLE 11

CONTRACTOR'S WORKING CONDITIONS

11.1 **Contractor to Pay for Labour.** The Contractor shall provide and pay for all labour, Products, tools, construction machinery and equipment, water, heat, light, power, transportation and other facilities and services necessary for the performance of the Work in accordance with this Agreement. The Contractor agrees to ensure, at the Contractor's expense, that all technicians use only Rogers approved tools and equipment. This includes 100% compliance with the FSMS platform, as described in Article 8 herein, as well as Rogers approved diagnostic tools according to Rogers' tool specification, as set out in Schedule "4". Proposed changes to Schedule "4" will be reviewed with the Contractor 30 Days in advance

of such a change.

11.2 Warehousing. The Contractor agrees to have, at most, a single receiving point for all Materials deliveries from Rogers within each "Reporting Centre."

11.3 Escalation Process. The Contractor agrees to provide Rogers with a single, clear and definitive escalation contact and process that ensures that all customer issues are acted upon within 4 Business Day hours, based upon Rogers installation and service field operating times, as provided to the Contractor by Rogers.

11.4 Safety. The Contractor shall be solely responsible for safety at the Place of the Work and for compliance with the rules, regulations and practices required by the applicable construction health and safety legislation at the Place of the Work and shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Work. The Contractor covenants that it will take reasonable steps to prevent bodily harm or injury to any person that the Contractor undertakes, or has the authority, to direct how that person does work or performs a task. In addition, the Contractor shall:

1. ensure that the measures and procedures prescribed by the applicable health and safety legislation in force at the Place of the Work and any regulations made pursuant thereto are carried out for the Work;

2. ensure that every worker performing the Work complies with the applicable health and safety legislation in force at the Place of the Work and any regulations made pursuant to such legislation;

3. ensure that the health and safety of all workers performing the Work is protected;

4. ensure that all persons and work groups are undertaking the Work on a coordinated basis and that the Work is performed safely;

5. be familiar with and comply with Rogers Health and Safety Standards as periodically amended and provided to the Contractor from time to time; and

6. direct and control all of the Work in a safe manner.

11.5 Contractor's Health and Safety Responsibilities. For the purposes of undertaking and completing the obligations set out in Section 11.4, the Contractor shall:

1. have the responsibility to identify and promptly correct, at its own expense, unless otherwise agreed to between the Parties, all safety deficiencies identified by any person performing the Work;

2. identify situations which put the safety of persons performing the Work at risk, including, without limitation, roadside or boulevard work in proximity to traffic, climbing, working within the safe limits of approach, working from aerial platforms, acquiring appropriate locates or exclusion letters, working in and around excavated sites, not following all applicable WHMIS and Transportation of Dangerous Goods regulations and performing the Work in manholes, and promptly direct any person performing the Work to correct such safety risks;

3. promptly warn any person or work group performing the Work that the Work will be stopped if the risk identified is not immediately corrected and to stop the Work until the risk identified is corrected;

4. promptly report to the appropriate authorities any continuing violations of the applicable health and safety legislation in force at the Place of the Work and any regulations which are not immediately corrected;

5. arrange, at its cost, for a representative of the Contractor to attend a yearly "Contractor Compliance Orientation Session" with Rogers' Health and Safety Manager, at a time and place to be advised by Rogers;

6. submit a completed "Contractor Compliance Safety Agreement", to Rogers' Health and Safety Manager upon execution of the Contract, and on an annual basis, and the Contractor must comply with the requirements listed therein;

7. be a member of the "Electrical and Utilities Safety Association (Ontario)" ("E&USA") and participate in the E&USA safety awards program which will be co-ordinated by Rogers' Health and Safety Manager, at a time and place to be advised by Rogers; and

8. submit a copy of all safety procedures and "Material Safety Data Sheets" to Rogers' Health and Safety Manager, upon request by the Rogers' Health and Safety Manager, for an annual review.

11.6 **Statutory Declaration.** Prior to the commencement of the Work, the Contractor shall provide Rogers with a sworn statutory declaration, in a form satisfactory to Rogers, to the effect that the Contractor has complied with its obligations under the applicable health and safety legislation in force at the Place of the Work.

11.7 **Health and Safety Policy.** The Contractor agrees to provide, as may be requested from time to time by Rogers, evidence of the Contractor's existing health and safety policy.

11.8 **Branding and Image.** The Contractor agrees for itself and its employees, to wear a uniform and appropriate attire for performing the Work, which attire shall include the Rogers' logo embroidered on the shirt, and other attire, as may be reasonably requested by Rogers, bearing the Rogers branding, as delivered to the Contractor and as set out in "Rogers' Branding Guidelines", a copy of which has been provided to the Contractor. The Contractor shall ensure that it and its employees shall comply with the, Canada Labour Code Part 2 with respect to safety wear, and any other laws or regulations that may apply at the Place of the Work.

Rogers may, upon request, require the Contractor's owned vehicle(s) to be painted red with Rogers' branding to be displayed in a location on the vehicle, as determined by Rogers. In addition, Rogers may, upon request, require the Contractor's owned vehicle(s) to display advertising as determined by Rogers from time to time in locations on the vehicles as determined by Rogers. In the event Rogers requests that the Contractor paint any owned vehicles and display Rogers' branding and/or advertising, the Contractor shall use such vehicle(s) in the course of performing the Work under the Contract. Rogers shall bear all reasonable costs and expenses associated with the painting of the Contractor's vehicles and any associated branding or advertising. The Contractor shall make its vehicles available for painting and/or to apply advertising, upon reasonable notice from Rogers.

The Contractor (as a "Licensee") agrees to comply with "Rogers' Branding Guidelines" as a non-exclusive, non-assignable and non-transferable royalty-free licensee of Rogers for the performance of its obligations under this Agreement. In association therewith, the Contractor agrees and acknowledges that it shall comply with standards and specifications as requested by Rogers; and that it shall ensure that its employees will conduct themselves, while performing the Work, in a good and workmanlike manner so as to maintain and/or enhance the reputation of Rogers. The Contractor acknowledges and agrees that it shall not have any ownership in Rogers' trademarks and/or copyright assets; and that it shall not act, at any time, as if it has any right to act as an agent for Rogers or make decisions or commitments on behalf of Rogers, unless provided in this Agreement.

As a Licensee, the Contractor shall deliver to Rogers a picture of the attire and of any vehicle(s) that bear Rogers' branding at least once per year, showing the date when such use started and the geographical

area in which same are used by the Contractor. Rogers shall have the right, on 24 hours advance notice to the Contractor, acting reasonably, to inspect the premises of the Contractor and all uses of Rogers branding, including any materials and records pertaining thereto, in compliance with the provisions of Section 52(2) of the Trademarks Act. If Rogers determines, in its sole discretion, that the uses of Rogers branding, including any materials and records pertaining thereto is not in compliance with the provisions of Section 52(2) of the Trademarks Act or such uses are not consistent with the intent of this Agreement, Rogers may, upon 5 Days written notice to the Contractor, terminate this Agreement. If Rogers terminates this Agreement pursuant to this Section 11.8, the Contractor shall be entitled to be paid for Work satisfactorily performed, as determined by Rogers or the Customer Service Manager, in their sole and absolute discretion, up to the date of termination. In no event shall Rogers be liable to the Contractor for any special, indirect, incidental or consequential damages, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit. The Contractor's obligations under this Agreement as to quality, correction, and warranty of the Work performed by the Contractor up to the date of termination shall continue in force after termination in accordance with Section 11.8.

The Contractor agrees to include the following in any use of Rogers' branding by it and/or its employees, namely: *™Trademark of Rogers Communications Inc. or of Rogers Cable Communications Inc. ("Rogers"), used under license. © Rogers 2005.*

11.9 **Toxic Substances**. The Contractor shall take all reasonable steps to determine whether any toxic or hazardous substances or materials are present at the Place of the Work, in particular, without limitation, in manholes, and shall provide Rogers with a list of any such substances and materials. If the Contractor encounters toxic or hazardous substances or materials at the Place of the Work, or has reasonable grounds to believe that toxic or hazardous substances or materials are present at the Place of the Work, the Contractor shall take all reasonable steps, including stopping the Work, to ensure that no person suffers injury, sickness, or death and that no property is damaged or destroyed as a result of exposure to or the presence of the substances or materials, and immediately report the circumstances to Rogers, in writing. If the Contractor is delayed in performing the Work or incurs additional costs as a result of taking steps required under this Section 11.9, the Contractor shall be reimbursed by Rogers for reasonable direct costs incurred as a result of such delay, but not for special, indirect, incidental or consequential damages of any nature, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit.

11.10 **Areas of the Work to be Tidy**. The Contractor shall maintain all areas of the Work in a tidy and safe condition at all times and shall promptly, as the Work progresses and at the completion of each portion of the Work, remove all rubbish and surplus materials that may remain from any part of the Work.

11.11 **Unauthorized Persons**. The Contractor shall be responsible for keeping unauthorized persons off of the Site(s).

11.12 **Workplace Compensation**. Prior to commencing the Work and the issuance of any payments, the Contractor shall provide evidence of compliance with workers' compensation legislation at the Place of the Work, including payments due thereunder. At any time during the term of this Agreement, when requested by Rogers, the Contractor shall provide evidence of compliance by the Contractor, in a form satisfactory to Rogers.

ARTICLE 12

PROTECTION OF WORK AND PROPERTY

12.1 **Contractor to Protect Work**. The Contractor shall protect the Work, the Site, Rogers' property and property adjacent to the Site or the Place of the Work from damage that may arise as the result of the Contractor's operations under this Agreement.

12.2 **Damage to Work by Contractor**. Should the Contractor, during the performance of this Agreement, damage the Work, the Site, the property of Rogers, or property adjacent to the Site or the

Place of the Work, the Contractor shall be responsible for the making good such damage at the Contractor's expense.

ARTICLE 13

TERMINATION

13.1 Termination.

1. Rogers and/or the Contractor may terminate this Agreement with 60 Days written notice to the other Party, in the following circumstances:

(a) after written notice of non-compliance and unsuccessful resolution by the Contractor after a 60 Day remedial period following such notice;

(b) non-compliance with any/all sections of this Agreement;

(c) documented non-compliance with Schedule 6 over a period of 2 months without successful remedial action;

(d) documented non-compliance to "Rogers First Time Right" policies and procedures (as provided to the Contractor), after training, over a period of 2 months without successful remedial action;

(e) following notification by Rogers of an amendment to a Schedule to the Agreement, in accordance with Section 1.6 herein, with which the Contractor does not agree, provided that failure by the Contractor to advise Rogers' that it does not agree with such amendment within the notice period set out in Section 1.6 herein shall constitute deemed acceptance by the Contractor of the amendment.

2. (a) Rogers shall pay the Contractor for Work satisfactorily performed in accordance with this Agreement, the Schedules (including the Specifications) and the applicable Work Orders, up to the date of termination. In the event that this Agreement is terminated for a reason set forth in Section 11.8 or Subsections 13.1.1(a) to (d) inclusive above or Subsection 18.1.5 or Section 20.1 below, then no Under Capacity Fee or Over Capacity Fee shall be payable by Rogers with respect to the year in which such termination takes place. (b) In no event shall Rogers be liable to the Contractor for any special, indirect, incidental or consequential damages, whatsoever, including damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit.

13.2 Contractor's Obligations Survive Termination. The Contractor's obligations under this Agreement as to quality, correction and warranty of the Work performed by the Contractor up to the date of termination shall continue in force after termination in accordance with Section 13.1.

ARTICLE 14

WARRANTIES

14.1 Warranty Period. The warranty period is one year from the date of Acceptance of the entirety of the Work, or such longer periods as may be specified in this Agreement for certain portions of the Work or Products.

14.2 Proper Performance. The Contractor shall be responsible for the proper performance of the Work to the extent that the design and this Agreement permit such performance.

14.3 Contractor to Correct Defects. The Contractor shall, correct promptly, at the Contractor's expense, defects or deficiencies in the Work which appear prior to and during the warranty periods specified in this Agreement.

14.4 Notice of Defects and Deficiencies. Rogers shall promptly give the Contractor notice in writing of observed defects and deficiencies that occur during the warranty period.

14.5 **Damage.** The Contractor shall correct and pay for damage resulting from corrections made under the requirements of Section 14.3.

14.6 **Product Warranties and Manuals.** The Contractor will utilize only Materials and Products approved for use in the "Rogers Approved Parts Catalogue", a copy of which shall be provided to the Contractor. In addition, the Contractor shall be responsible for obtaining user manuals on behalf of Rogers, from the manufacturer(s).

14.7 **Products to be New.** Products and Materials provided by the Contractor as part of the Work shall be new unless otherwise specified in this Agreement. All Products shall be of a quality best suited to the purpose required, fit for the purpose intended and their use subject to the approval of Rogers.

ARTICLE 15

RESPONSIBILITY FOR MATERIALS

15.1 Loss or Damage to Rogers' Materials. The Contractor shall be fully responsible for any loss, theft or destruction of or damage to Materials supplied by Rogers from the time such Materials are supplied to the Contractor and until they are installed or returned to Rogers. The Contractor shall reimburse Rogers for the full amount of Rogers' invoiced cost of Materials lost, stolen, or destroyed and the lesser of Rogers' repair or replacement costs of Materials damaged which are supplied to the Contractor, and Rogers may set off such amounts against any remuneration owing to the Contractor.

15.2 Loss or damage to Consignment Materials and Devices. Notwithstanding the generality of the Contractor's obligations and responsibilities as outlined in Section 15.1 above, the Contractor shall be responsible for any loss, theft, damage or destruction of Consignment materials, including but not limited to Devices, as supplied by Rogers. This responsibility shall extend from the date and time of Consignment until the date of deployment or the return of the material to Rogers.

15.3 Inventory Control. The Contractor shall be responsible for a daily reconciliation of all consigned Devices and shall report any discrepancies to Rogers on a weekly basis. The Contractor shall maintain Consignment inventories in a secured/locked location.

15.4 Periodic Inventory Reconciliation. The Contractor shall participate in periodic inventory count and reconciliation as requested by Rogers, and shall, at a mutually agreed upon time and place, present all Consignment inventories for verification and reconciliation.

15.5 Financial Responsibility for Materials and Consignment Devices. The Contractor shall be financially responsible for the loss, theft, damage or destruction of Roger's materials and Devices. Rogers may withhold from any amounts payable to the Contractor the equivalent of the replacement value of any such losses.

ARTICLE 16

INDEMNIFICATION

16.1 Contractor's Indemnity. Notwithstanding any other provision hereof, the Contractor agrees for itself and its employees and/or agents to indemnify and hold Rogers and its Affiliates harmless from and against all claims, losses, costs, damages, expenses and liabilities (including legal fees on a solicitor and client basis and disbursements) which may be suffered or incurred by Rogers or its Affiliates arising out of or as a result of or relating in any manner whatsoever to:

1. any breach of a representation, warranty or covenant made by the Contractor in ARTICLE 11.0 – CONTRACTOR'S WORKING CONDITIONS, ARTICLE 14 – WARRANTIES, ARTICLE 16 – INDEMNIFICATION, ARTICLE 17 – STANDARDS, LAWS AND REGULATIONS and ARTICLE 18 – CONSTRUCTION LIENS;

2. any injury to persons (including injuries resulting in death) or loss of or damage to property of others which may be or be alleged to be caused by or suffered as a result of or in connection with the performance by the Contractor, its employees, agents or Subcontractors of all or any part of the Contractor's obligations under this Agreement;

3. any failure by the Contractor to withhold or pay income taxes, Canada Pension Plan contributions, employment insurance premiums, workers compensation remittances, and/or any other deductions required by law from or in respect of any amounts paid to the Contractor in respect of the Work;

4. any breach of this Agreement and acts or omissions of the Contractor, its employees, agents or anyone for whose acts the Contractor may, in law or in equity, be liable; and,

5. any breach of any applicable federal, provincial, county or municipal law or any labour agreement.

16.2 Roger's Indemnity. Subject to subsection 13.1.2.(b) above, Rogers agrees for itself and its employees and/or agents to indemnify and hold the Contractor and its Affiliates harmless from and against any and all claims, losses, costs, damages, expenses and liabilities (including legal fees on a solicitor and client basis and disbursements) which may be suffered or incurred by the Contractor or its Affiliates arising out of or as a result of or relating in any manner whatsoever to:

1. a claim of infringement of any patent, copyright, trademark, or any other intellectual property rights or privacy rights by third parties with respect to any software supplied by Rogers to the Contractor under the Agreement, including without limitation, the "Advantex Software" (collectively, the "Software"). In the event the Contractor's use of the Software is enjoined due to a charge of infringement for which Rogers must indemnify the Contractor pursuant to this section, Rogers may either (i) procure at its sole expense a perpetual, royalty-free license for the Contractor to continue using the Software, or (ii) modify the Software so that it becomes non-infringing, providing such modifications do not interfere with the ability of the Software to perform in order for the Contractor to perform the Work under the Agreement. The foregoing is Rogers' only obligation with respect to any allegation of infringement of any patent, copyright, trademark, or other intellectual property or privacy rights in connection with the Software;

2. any injury to persons (including injuries resulting in death) or loss of or damage to property of others which may be or be alleged to be caused by suffered as a result of or in connection with the Devices or any other Materials supplied by Rogers under this Agreement, provided such injury, damage of property or death was not caused by the negligence or breach of the Agreement of the Contractor; and,

3. any claim by third parties alleging any defect in the Devices or other Materials supplied by Rogers, including any claim alleging lack of merchantability or fitness for a particular purpose or any other breach of warranty related thereto, whether made by Rogers or implied by law, provided such claims are not due to any negligence or breach of the Agreement by the Contractor or by those for whom the Contractor is responsible at law.

ARTICLE 17

STANDARDS, LAWS AND REGULATIONS

17.1 <u>Standards, Laws and Regulations</u>. The Contractor covenants, warrants and represents that:

1. all of the Work shall be performed so as to comply with the requirements of all applicable regulatory bodies, including without limitation, related to the performance of Rogers' System or portions thereof and respecting the safety of operating personnel;

2. all of the Work shall be performed so as to comply with all applicable federal, provincial and local laws, statutes, codes, rules, regulations, ordinances and orders, including, without limitation, all approvals and certifications required to be granted by Industry Canada and the Canadian Radio-Television and Telecommunications Commission;

3. the Contractor will comply with the Specifications and Rogers Health and Safety Standards as disclosed to the Contractor by Rogers; and

4. the Contractor shall obtain and pay for all necessary permits, licenses and certificates required for the performance of the Work which are in force as at the date of the execution of the Contract and further covenants, represents and warrants that the costs of such are included in the Contract Price.

17.2 Rogers covenants, warrants and represents that:

1. the Software (as defined in Section 16.2.1) does not infringe any patent, copyright, trademark, or any other intellectual property rights or privacy rights of any third party; and,

2. all Devices and Materials supplied by Rogers pursuant to the Agreement shall be of a merchantable quality and fit for the purpose for which they are intended.

ARTICLE 18

CONSTRUCTION LIENS

18.1 **Construction Lien Legislation.** The Contractor acknowledges, represents, warrants and agrees that to the extent permitted by the applicable legislation:

1. for the purposes only of construction lien legislation, the Work performed on any Site, which is the subject of a separate legal description, shall be deemed to be performed pursuant to a separate agreement, which separate agreement shall be on the same terms and conditions contained herein save and except the contract price shall be the value of the Work in respect of that property only and Acceptance of the entirety of the Work shall be Acceptance of the entirety of the Work in respect of that property only.

2. if a construction lien is registered against any property or interest therein by any person claiming under or through the Contractor, Rogers may, at its option, notify the Contractor in writing that the registration of a construction lien is a default by the Contractor under this Agreement and Rogers may require the Contractor to remove the lien or liens, at the Contractor's expense, within such period of time as Rogers, in its sole and absolute discretion, may require.

3. the Contractor shall indemnify and save both Rogers and the owner of the property (if different from Rogers) harmless from and against the costs of any and all actions commenced against either or both Rogers and the owner of the property pursuant to the applicable construction lien legislation in force at the Place of the Work, including legal fees and disbursements, and the Contractor shall indemnify and save Rogers and the owner of the property harmless from and against the amounts of any judgments, awards or orders made by the court or by arbitration, including legal fees and disbursements, with respect to the obligation of Rogers and owner of the property to pay any lien claim, or a portion thereof.

4. no payments shall be due or owing to the Contractor for the Work as long as construction liens remain registered against the title to any property. Failure to remove the liens as specified herein will entitle Rogers to be compensated by the Contractor for any damages

suffered by Rogers, including, without limitation, direct, indirect and consequential damages of any nature whatsoever.

5. in the event any person or persons registers any construction lien against the title to any lands upon which the Work has been performed and such person or persons allege that they are entitled to a construction lien by reason of any default or neglect of the Contractor, then in the event the Contractor fails to remove the lien as specified herein, the Contractor hereby irrevocably authorizes Rogers and Rogers may, without further investigation by Rogers, and without prejudice to any other right or remedy Rogers may have:

(a) take such steps as are reasonably required in the opinion of Rogers to remove or to discharge such lien, including payment into court of the full amount of such claim of lien, together with an amount for security for costs thereof, and to deduct from any sums owing to the Contractor all costs and expenses incurred by Rogers, including legal fees and disbursements incurred by Rogers, on a solicitor and client basis;

(b) pay, settle or compromise any such claim or claims for liens and deduct the amount of any such payment from the next progress payment due to the Contractor; or

(c) terminate the Agreement.

18.2 Payment to Contractor if Rogers Terminates Agreement. If the Rogers terminates this Agreement under Subsection 18.1.5 (c), the Contractor shall be entitled to be paid for Work satisfactorily performed, as determined by Rogers or the Customer Service Manager, in their sole and absolute discretion, up to the date of termination. In no event shall Rogers be liable to the Contractor for any special, indirect, incidental or consequential damages, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit.

18.3 Contractor's Obligations Survive Termination. The Contractor's obligations under this Agreement as to quality, correction, and warranty of the Work performed by the Contractor up to the date of termination shall continue in force after termination in accordance with Subsection 18.1.5 (c).

ARTICLE 19

INSURANCE

19.1 Insurance. The Contractor shall provide Rogers with proof of general liability insurance, of not less than $5,000,000.00 inclusive per occurrence for bodily injury, death, and damage to property including loss of use thereof, for itself and each of its employees, in the name of the Contractor, with Rogers and the Customer Service Manager (if not an employee of Rogers) named as additional insureds. Rogers may, in its sole and absolute discretion, request that the Contractor obtain additional or different insurance both with respect to limits and coverages, and the Contractor shall comply with such request. The policy shall be endorsed to provide Rogers with not less than 30 Days notice in writing in advance of any cancellation, and or change or amendment restricting coverage.

ARTICLE 20

GENERAL

20.1 Force Majeure. No Party shall be liable for delay or failure to perform under this Agreement if such delay or failure is due to any contingency beyond its reasonable control, including acts of God, war, explosion, fire, flood or civil disturbance. The Party experiencing any delay or failure as a result of any such contingency shall:

1. provide written notice thereof to the other Party within five (5) Days of the commencement of the delay or failure;

2. use reasonable commercial efforts to either remedy the delay or failure or to establish a workaround plan to remedy the delay or failure in a manner which minimizes the disruption to the other party and then forthwith proceed to implement and complete such workaround plan; and

3. use reasonable commercial efforts to eliminate the contingency causing the delay or failure.

Notwithstanding the foregoing, in the event that the delay or failure continues or is anticipated to continue for a period of at least fourteen (14) Days from the date of receipt of the notice thereof by either Party, such Party shall have the right to terminate all or part of this Agreement upon five (5) Days written notice to the other Party. If this Agreement is terminated under this paragraph 20.1, the Contractor shall be entitled to be paid for Work performed in accordance with the Agreement, the Schedules (including the Specifications) and the applicable Work Orders, up to the date of termination. In no event shall Rogers be liable to the Contractor for any special, indirect, incidental or consequential damages, whatsoever, including, without limitation, damages for indirect costs, standby time, loss of productivity, interest expenses, overhead, loss of income or profit.

20.2 Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

20.3 Time of Essence. Time shall be of the essence of this Agreement in all respects.

20.4 Relationship of Parties. Nothing herein shall be construed to place the Parties in a relationship of principal and agent, employer and employee, partners or joint ventures. Neither Party shall have the power to obligate or bind the other party in any manner whatsoever. No provisions of this Agreement create a relationship between any Party other than that of "Owner" and contractor.

20.5 Survival of Termination. In addition to where specified in this Agreement, the Contractor's obligations under ARTICLE 11.0 – CONTRACTOR'S WORKING CONDITIONS, ARTICLE 13 – TERMINATION, Section 13.2, ARTICLE 14 – WARRANTIES, ARTICLE 16 - INDEMNIFICATION, ARTICLE 17 – STANDARDS, LAWS AND REGULATIONS and ARTICLE 18 - CONSTRUCTION LIENS, shall survive expiration or termination of this Agreement and for greater clarity, in all cases, may be enforced by any action for injunction or other equitable relief. Unless otherwise stated herein, no termination of this Agreement, whether in accordance with this Agreement or otherwise, shall relieve the Contractor of any of its obligations under this Agreement that accrued prior to the date of the termination.

20.6 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and appropriate amendments shall be made to this Agreement to put the Party who is disadvantaged by such invalidity or unenforceability in the same financial position as if no provision hereof were invalid or unenforceable. The Parties agree to immediately negotiate in good faith a replacement for any such provision in order to preserve the interests of the Parties to the extent permitted by law.

20.7 Non Solicitation and Exclusivity. The Parties shall not, without the prior written consent of the other, acting reasonably, during the term of this Agreement and within Ontario, New Brunswick and Newfoundland, directly or indirectly solicit any person employed by the Parties with respect to offers of employment. In addition, during the term of this Agreement the Contractor shall not perform any substantially similar services in Ontario on behalf of any other provider of television or telephony services unless the Contractor provides Rogers with a prior written request and obtains the written consent of Rogers, acting reasonably.

20.8 Notices. Every notice provided for in this Agreement shall be written and directed to the Party to whom delivered or given and shall be delivered or given at:

If to Rogers, to:

Rogers Shared Services
333 Bloor St. East
Toronto, Ontario M4W 1G9

Attention:	Vice President & Chief Procurement Officer
Telephone:	(416) 935-6876
Fax:	(416) 935 7601

If to the Contractor, to:

Cancable Inc.
2321 Fairview Street
Burlington, Ontario
L7R 2E3

Attention:	Ross Jepson, President
Telephone:	(905) 634-7152
Fax:	(905) 634-1156

Each such notice shall be:

(i) personally delivered

(ii) sent by telex, fax or other direct written electronic means; or

(iii) sent by registered mail.

Any notice sent by way of the means described in (i) above shall be deemed to have been given and received on the Business Day on which it has been personally delivered provided that if such notice has not been delivered on a Business Day, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by way of the means described in (ii) above shall be deemed to have been given and received on the date on which it was transmitted provided that if such notice has not been transmitted on a Business Day or it was not transmitted prior to 5:00 p.m. on the Business Day that it was transmitted, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by the means described in (iii) above shall be deemed to have been given and received on the third Business Day following the date upon which it has been mailed. If mail service is or is threatened to be interrupted at any time when a notice is required to have been given hereunder, then such notice shall be given by the means described in (i) or (ii) above. Each Party may change its address for the purposes of this section from time to time by giving written notice of such change to the other Party in accordance with this section.

20.9 Right of Set-Off. In addition to Rogers' rights as set out in Section 9.7, and without limitation, and notwithstanding any other provision of this Agreement, Rogers may, at any time, and from time to time, set-off against any amount otherwise owing by Rogers to the Contractor under this Agreement, or any other agreement, any amount which the Contractor may owe Rogers pursuant to this Agreement or any other agreement. Such amount otherwise owing by Rogers to the Contractor shall thereafter, for all purposes of this Agreement, be deemed to be reduced by the amount so set-off by Rogers.

20.10 Entire Agreement. This Agreement, together with the Schedules attached to this Agreement, and any agreements and documents to be delivered pursuant to the terms of this Agreement, constitutes the entire agreement between the Parties pertaining to the Work and the Project, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of any of the Parties in

respect of the Work and the Project. There are no conditions, representations, warranties or other agreements between the Parties in connection with the Work and the Project, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement.

20.11 **Effective Date.** This Agreement shall not become a valid and binding agreement between the Parties unless and until each Party has duly executed and delivered to the other Party two copies of this Agreement. For greater certainty, there shall be no agreement between the Parties concerning all or any part of the subject matter of this document, whether oral, written, express, implied or otherwise and whether such agreement might otherwise arise by course of conduct, doctrine of part performance, or otherwise, and notwithstanding any performance between the Parties concerning the subject matter of this document unless and until each Party has duly executed and delivered to the other Party two copies of this Agreement.

20.12 **Waiver.** A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach, non-observance or by anything done or omitted to be done by another party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

20.13 **Term.** The term of this Agreement will commence on the Effective Date and will continue for a period of 3 years.

20.14 **Assignment.** The Contractor shall not assign this Agreement or any portion thereof without the prior written consent of Rogers.

20.15 **Confidentiality.** Each Party shall hold in trust, keep confidential and not disclose to others, or use in any way, confidential business, technical, customer or other information that it may acquire concerning the other Party, or in connection with this Agreement and shall return to the other Party all documents provided by the other Party hereunder upon expiration of this Agreement or upon the other Party's request or upon termination of this Agreement.

20.16 **Contractor Review.** Every 2 months Rogers shall retain the right to convene a meeting with the Contractor to review the Contractor's performance during past 2 months on the "Key Performance Criteria", as set out in Schedule 6. The meeting will be used to initiate immediate remedial action as required and to discuss process opportunity or customer issues.

BY SIGNING BELOW, the Parties agree to be bound by the terms of this Agreement as of the Effective Date.

ROGERS CABLE COMMUNICATIONS INC.
Per:

Name: MICHAEL ADAMS
Title: E.V.P. CHIEF OPERATING OFFICER
Date:

Name: DONALD HUFF
Title: V.P. FINANCIAL OPERATIONS
Date:

We have authority to bind the Corporation

CANCABLE INC.
Per:

Name: ROSS JEASON
Title: PRESIDENT AND CEO
Date: NOVEMBER 14, 2005
I have authority to bind the Corporation

SCHEDULE "1"
SPECIFICATIONS

1. Cable System Installation and Service Standards and Procedures as defined in course curriculum in Schedule 2
2. Rogers Health and Safety Standards
3. Other specifications as may be issued by Rogers from time to time.

SCHEDULE "2"
STATEMENT OF WORK

ROGERS INSTALLATION AND SERVICE ACTIVITIES

1. **Background:** Rogers is firmly committed to providing its customers with an excellent quality of service in all of its products. Fundamental to achieving a high level of service is the proper completion of all Installation Activities and Service Activities.

2. **Description of Work:** Installation Activities and Service Activities encompass all of the necessary technical actions to install and service Rogers Products and services. The Work required is normally situated in the portion of the plant beginning at the distribution tap through to the attachment to the customer's Devices. The objective of the Work is to complete the product installation and/or service to comply with established quality standards, consistent with known technical limitations of plant or terminal equipment that may impact upon the service. Integral to the Work is the satisfactory conclusion of any required customer interaction, including demonstration or confirmation of the working product.

3. **Distribution of Work to Contractor:** The Work is assigned to the Contractor via a Work Order. The form of a Work Order may be a paper, a verbal radio message, a telephone message, a computer dispatched order (FSMS, as described in Article 8), or any other reasonable and effective messaging system. A separate Work Order will be issued for each Installation Activity and/or Service Activity requested. Each Work Order will represent a request and authorization for the Contractor to undertake the Installation Activity and/or Service Activity at the specified address, subject to cancellation by Rogers and/or the customer.

4. **Technician Scheduling:** Rogers provides call centre phone support to its customers on a 7 Day, 24 hour per Day basis. Technician service relating to Installation Activities and Service Activities is normally provided through a 7 Day, 10 hour per Day shift scheduling plan normally covering the hours 8:00 am to 8:00 pm each Day. All technicians performing the Work in this Agreement must be prepared to work any shift in this plan, including a permanent assignment to any shift, including evening hours and weekends.

5. **Materials:** All Work will be completed by the Contractor using Materials supplied by the Contractor, except active Devices, which shall be supplied by Rogers. All Materials used by the Contractor shall be materials approved for use in the "Rogers Approved Parts Catalogue", a copy of which has been provided to the Contractor.

6. **Required Equipment:** Each technician performing the Work under this Agreement shall be equipped with a vehicle, tools and test equipment satisfactory to Rogers. Without limiting the generality of the above, each service vehicle shall be equipped with Rogers approved ladders and ladder racks, and other safety gear deemed necessary by Rogers. Each technician and service vehicle shall be equipped with properly functioning test equipment including, a signal level meter (Wavetek 4040D or equivalent (860 MHz)), a wireless communication system, hand tools as required, and materials inventory as required. Each technician shall also have access, through request, to a TDR (Cossor) suitable for diagnosing drop faults.

7. **Completion of Work:** A Work Order shall be deemed to be completed when the requested Product or service has been installed or completed and, whenever possible, demonstrated satisfactorily to the customer. Completion of the Work Order includes the correction of any installation deficiency that may be found at the Site, with special emphasis upon the elimination of any worn or corroded Materials, as well as any loose connections, that are likely to lead to service problems in the future. The objective of the Contractor's technician should be to leave the Site in a technical condition which fully complies with Rogers' Specifications. Should it not be possible for the technician to complete all

Work deemed to be necessary at the Site, the unresolved problems should be noted on the Work Order in the appropriate manner and the Work Order should be referred to the appropriate Rogers representative for further action. The Contractor is required to, as an integral part of the Installation Activity and the Service Activity, assign appropriate task codes and record data concerning the Work performed on the Work Order.

8. **Maintenance of Work Appointments:** To provide its customers with the most convenient possible service, Rogers may schedule specific appointments for Work to be performed at a Site. The Contractor shall maintain such appointment schedules. Should circumstances prevent the completion of Work as scheduled, the Contractor shall notify Rogers in advance of the original appointment time such that alternate arrangements can be made between Rogers and the customer.

9. **Technician Training:** The Contractor agrees to ensure that 100% of all persons performing the Work have successfully completed all of the "Rogers Cable College" course requirements, as set out in the within Schedule, within 6 to 9 months of the execution of the Agreement. Only "Rogers Cable College" certified technicians will be permitted to perform the Work. All costs associated with "Rogers Cable College" shall be borne by the Contractor. Rogers reserves the right to require that technicians complete additional certification and testing.

SCHEDULE "3"

INSTALLATION TASK CODE FEES

The rates that are listed in Schedule 3 for all of the Installation Activities and Service Activities will remain in effect for the entire term of this Agreement unless the Parties agree in writing to change specific rates. In the event that the Parties agree to a change in specific rates then Rogers shall be entitled to revise the amount of the Anticipated Spend (and, therefore, the Targeted Spend) for the applicable calendar year accordingly. Subject to the Parties' written agreement to changes rates, as noted in the preceding sentences, Rogers agrees that the only change in these rates will be as a result of changes in the Specifications defining each task code. These changes will be reviewed with the Contractor 30 Days in advance of such a change.

SCHEDULE "4"
TOOLS SCHEDULE

Tools List
Mandatory Diagnostics Tools (Cable – Hi-Speed) per Truck

- Field strength meter
- Standard complement of Rogers supplied CATV tools
- Fault Locator
- Safety equipment (as per Rogers Safety Manual, Provincial and Federal requirements)
- Specialty Services Test Equipment (i.e. DIGITAL TERMINALV box, Test modem)
- Polarity test unit
- Time Domain Reflectometer
- Television
- Signal leakage detector
- VOM (Volt Ohm Meter)
- Ethernet port tester
- FSMS / MPA

Mandatory Basic Tools (Cable – Hi-Speed) per Truck

ELECTRIC DRILL	6" NEEDLE NOSE
TOOL POUCH	RUBBER GLOVES
1/2 BY 7/16" WRENCH	LARGE DIAGONAL CUTTERS
REEL STAND	CABLE STAPLER
3/8BY 7/16" WRENCH	10 " PUMP PLIERS
LOCATOR	100' EXTENSION CORD
FISH TAPE (METAL)	12" ADJUSTABLE WRENCH
PED WRENCH	59U STAPLE GUN
TAP LOCK TOOL	6" ADJUSTABLE WRENCH
SEARCHER PLUS	TOOL BOX
BELL SPLICER KNIFE	"1 PHILLIPS SCREWDRIVER
59/6U CRIMP TOOL OUTDOOR	INSTALL APRON
FILE BRUSH	"2 PHILLIPS SCREWDRIVER
59/6U CRIMP TOOL	TONER
HARD HAT	1/4 " NUTDRIVER
11U CRIMP TOOL	ROBERTSON #4 (BLACK)
HARD HAT LINER	5/16 " NUTDRIVER
59/6U PREP TOOL	#1 ROBERTSON
LINESMEN GLOVES	3/8" NUTDRIVER
11U PREP TOOL	#2 ROBERTSON
TRAFFIC SAFETY VEST	7/16" NUTDRIVER
59/6U HEX CRIMP	#3 ROBERTSON
SAFETY GOGGLES	1/2" NUTDRIVER
CABLE CUTTERS (KLEINCABLE)	SMALL SLOT SCRWDVR
CLEAR SAFETY GLASSES	LARGE SLOT SCREWDVR
DIAGONAL CUTTERS	MEDIUM SLOT SCREWDVR
HACKSAW	DRILL BIT SET
LINEMANS PLIERS	DRYWALL SAW
CHANNEL LOCK PLIERS	PARTS POUCH
LADDER	LADDER RACK